Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the Administaff, Inc. 2001 Incentive Plan (333-66344), Administaff, Inc. Non-Qualified Stock Option Plan (333-85151; 333-66342), Administaff, Inc. 1997 Employee Stock Purchase Plan (333-36363), Administaff, Inc. 1997 Incentive Plan (333-85151), and the Administaff, Inc. Directors Compensation Plan (333-118790) of our reports dated February 4, 2007, with respect to the consolidated financial statements of Administaff, Inc. and the effectiveness of internal control over financial reporting of Administaff, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
Houston, Texas
February 4, 2007